Exhibit 99.1

ARISTA POWER ANNOUNCES REVERSE STOCK SPLIT

ROCHESTER, NY, October 20, 2011 - Arista Power, Inc. (“Arista Power” or the “Company”) (OTCBB: ASPW), a manufacturer, designer and integrator of renewable energy generation, management and distribution systems, announced today that its Board of Directors has approved a 1-for-20 reverse split of its common stock.  Shareholders holding a majority of the shares of common stock have indicated their intent to approve the reverse stock split, which will provide the necessary approval of the Company’s shareholders.  The Company’s common stock will begin trading on a split-adjusted basis on the day the reverse stock split becomes effective.

The Company believes that the increase in the Company’s stock price as a result of the reverse stock split will generate increased investor interest, assist in attracting and retaining employees and also enhance the Company’s prospects with customers and vendors.

Arista Power expects the reverse stock split to become effective in the second half of December 2011.   Arista Power will issue a press release to announce the effective date of the reverse stock split on the business day immediately prior to the effective date.  Arista Power will also issue a press release if it determines that the expected effective date of the reverse stock split will be later than the second half of December 2011.

Shareholders should not take any action with respect to the reverse stock split until it becomes effective, at which time Arista Power will provide additional information and instructions.  When the reverse stock split becomes effective, each twenty shares of Arista Power’s common stock will automatically be converted into one share of the Company’s common stock.  Arista Power will not issue fractional shares as a result of the reverse stock split.  Any fractional post-split shares as result of the reverse stock split will be rounded up to the nearest whole post-split share.

For additional procedural information regarding the reverse stock split, see “Additional Information for Shareholders” below.

The reverse stock split, which will reduce the number of outstanding shares of common stock of Arista Power from approximately 227.6 million shares to approximately 11.4 million shares, will have no impact on shareholders’ proportionate equity interests or voting rights.

William A. Schmitz, Chief Executive Officer of Arista Power, said that, “While the reverse stock split will not change the market capitalization of the Company nor the value of each shareholders’ holdings, we believe the higher split-adjusted stock price will be in the best interest of our shareholders by making it easier to effect transactions in our stock, broaden our audience and shareholder base and ultimately enhance our valuation as we move forward and grow the Company.  We expect that growth in booked orders and revenues from this point forward will also support this view, and we anticipate that we will be in a position to apply for a listing on either NASDAQ or NYSE Amex Equities (formerly The American Stock Exchange) in 2012.”

Additional Information for Shareholders

No shareholder should take any action with respect to the reverse stock split at this time.  In late November 2011, the Registrant expects to mail information statements regarding the reverse stock split to all shareholders as of the record date (November 17, 2011) and intends for the reverse stock split to be effective in the second half of December 2011.  On the business day immediately prior to when the reverse split becomes effective, Arista Power will make a further announcement and provide additional information and instructions.  Shareholders who hold their shares in brokerage accounts, also known as holding the shares in “street name”, will not be required to take any action once the reverse split becomes effective, as the number of their shares of the Company’s stock will be automatically adjusted to reflect the number of shares as adjusted by the reverse stock split.  Shareholders of record who hold physical stock certificates will receive a Transmittal Letter once the reverse stock split becomes effective requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split.  American Stock Transfer and Trust Company LLC, the Company’s Transfer Agent, will act as the exchange agent for implementing the exchange of stock certificates.  Arista Power will not issue fractional shares as a result of the reverse stock split.  Any fractional post-split shares as result of the reverse stock split will be rounded up to the nearest whole post-split share.  Shareholders should not destroy any stock certificates and should not submit any stock certificates until requested to do so after the effective date of the reverse split.

About Arista Power, Inc.

Arista Power, Inc. is a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, WindTamer wind turbines, and a supplier and designer of solar energy systems.  Arista Power’s patent-pending Power on Demand system utilizes inputs from multiple energy sources including wind, solar, fuel cells, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce peak power demand, thereby lowering electricity costs for large energy users who deal with peak usage pricing.  Arista Power also sells a Mobile Renewable Power Station that generates wind and solar energy that is stored in an onboard storage device for military and other applications, and a stationary, scalable Renewable Power Station that can be drop-shipped to off-grid locations to be used as a ‘micro-grid.’  Arista Power’s diffuser-augmented WindTamer wind turbine utilizes a patented technology for the production of electrical power.  For more information on Arista Power, go to www.aristapower.com.

Forward-Looking Statements

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  Arista Power, Inc. cautions investors not to place undue reliance on forward-looking statements, which reflect Arista Power’s analysis only as of today’s date.  There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  Arista Power undertakes no obligation to publicly update forward-looking statements.  Further information on these factors, and other factors that could affect Arista Power’s financial results, is included in Arista Power’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.

Contact:
Arista Power, Inc.
Cherrie Mahon
(585) 243-4040
ircontact@aristapower.com